UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2017

VIEWRAY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37725	42-1777485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2 Thermo Fisher Way

Oakwood Village, Ohio 44146

(Address of principal executive offices, including zip code)

(440) 703-3210

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the purchasers named therein (the “Purchasers”) on January 13, 2017, after the close of trading of the Company’s common stock on the NASDAQ Global Market. Pursuant to the Purchase Agreement, the Company sold an aggregate of 8,602,589 shares of common stock (the “Shares”) and warrants (the “Warrants”) to purchase 1,720,512 shares of common stock (“Warrant Shares”) for aggregate gross proceeds of approximately $26.1 million (the “Offering”). The purchase price for each Share was $3.00, except that the purchase price paid by individuals who are directors and/or officers of the Company was $3.17, which is equal to the consolidated closing bid price on the NASDAQ Global Market on the day of pricing, January 13, 2017, as applicable and as further specified in the Purchase Agreement. The purchase price for each Warrant was equal to $0.125 for each Warrant Share, consistent with NASDAQ Global Market requirements for an “at the market” offering, and the Warrants are exercisable at an exercise price of $3.17 per share. The closing of the Offering occurred on January 18, 2017. New Purchasers included Puissance Cross Border Opportunities I LP (“Puissance”) entities associated with Acuta Capital Partners and Alta Bioequities, L.P. Existing investors of the Company who participated in the Offering included entities associated with OrbiMed Advisors, LLC and Kearny Venture Partners, L.P.; Mark S. Gold, M.D. and Henry A. McKinnell, Jr., Ph.D., independent members of the Company’s Board of Directors; and Ajay Bansal, an executive officer of the Company.

In connection with the Purchase Agreement, the Company entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”) with the Purchasers. Pursuant to the Stockholders’ Agreement, the Company has agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) within 60 days after the closing of the Offering for purposes of registering the resale of the Shares, the shares of common stock issuable upon exercise of the Warrants, and any shares of common stock issued as a dividend or other distribution with respect to the Shares or shares underlying the Warrants. The Company has agreed to use its commercially reasonable efforts to cause this registration statement to be declared effective by the SEC within 150 days after the closing of the Offering. The Company also agreed, among other things, to indemnify the selling holders under the registration statements from certain liabilities and to pay all fees and expenses (excluding underwriting discounts and selling commissions and all legal fees of any selling holder) incident to the Company’s obligations under the Stockholders’ Agreement. In addition, the Purchasers have agreed, pursuant to the Stockholders’ Agreement, to vote, or take any other action for the purpose of electing directors to the Company’s Board of Directors, in a manner necessary to elect and maintain as a director of the Company one member designated by Puissance, subject to certain conditions as further specified in the Stockholders’ Agreement.

The Offering is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) the Securities Act of 1933, as amended (the “Securities Act”) and Regulation S and Regulation D under the Securities Act.

The securities sold and issued in connection with the Purchase Agreement are not registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements.

The foregoing description of the transaction is only a summary and is qualified in its entirety by reference to the Purchase Agreement, the Form of Warrant and the Stockholders’ Agreement, copies of which will be filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2016.

Item 3.02	Unregistered Sale of Equity Securities.

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On January 18, 2017, the Company issued the press release attached hereto as Exhibit 99.1 regarding the transaction described in this report.

The information in this Item 7.01 of this Current Report on Form 8-K and the Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act, or incorporated by reference in any filing of

ViewRay, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated January 18, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWRAY, INC.

Dated: January 18, 2017	By:	/s/ Chris A. Raanes
	Name:	Chris A. Raanes
	Title:	Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated January 18, 2017